EXHIBIT 10.05

SYMANTEC CORPORATION
BROADCOM TRANSACTION SEVERANCE & RETENTION PLAN
This Severance & Retention Plan (the “Plan”) has been adopted by Symantec Corporation, a Delaware corporation (the “Company”), effective as of August 21, 2019 (the “Effective Date”). Capitalized terms used herein and not otherwise defined have the meanings given to those terms in Section 5 hereof. For purposes of the Plan, “Company” shall include any direct or indirect subsidiary of Symantec Corporation.
1.Purpose of this Plan.
The purpose of this Plan is to provide specified benefits to Eligible Participants upon and following the closing (the “Closing”) of the transaction contemplated by the Asset Purchase Agreement (the “Asset Purchase Agreement”), between the Company and Broadcom Inc., (“Broadcom”) dated August 8, 2019 (the “Transaction”).
2.    Eligible Participants.
An Eligible Participant includes: (1) employees who are Vice Presidents, Senior Directors or Directors of the Company and who on the Closing are not Consumer Employees (“Group 1 Employees”) and (2) employees who are Senior Vice Presidents and Executive Vice Presidents of the Company, who on the Closing are not Consumer Employees and who execute a participation agreement (a “Participation Agreement”) (“Group 2 Employees”), and collectively with the Group 1 Employees (“Eligible Participants”), in each case who do not receive an offer of employment from Broadcom.
3.    Benefits for Group 1 Employees.
A Group 1 Employee (x) who remains employed by the Company on the Closing and (y) who is terminated by the Company without Cause (as defined below) within twelve months following the Closing shall be entitled to receive subject to satisfaction of the Release requirements set forth in the Severance Plan (in the case of the benefits described in (ii) and (iii) below):
(i)    earned but unpaid base salary and PTO and unreimbursed business expenses incurred through the date of termination of employment (“Accrued Benefits”) within ten (10) days following termination of employment;
(ii)    the cash severance and other benefits that such person would have been entitled to receive under the Symantec Corporation Severance Plan (the “Severance Plan”) payable as set forth in the Severance Plan; and
(iii)    acceleration of all outstanding unvested Company stock options, unvested Company restricted stock units and unvested Company performance based restricted stock units. For purposes of this Section 3, unvested Company performance based restricted stock units shall be calculated in the same manner as Unvested PRSUs are calculated in Section 4(a)(iv)(A) below.
4.    Benefits for Group 2 Employees.
(a)    Group 2 Employees Listed on Appendix A. A Group 2 Employee (x) who remains employed by the Company on the Closing, (y) who is terminated by the Company without Cause (or upon death) on or within ninety (90) days following the Closing and (z) who is employed by the Company on the Closing in a division referenced on Appendix A to this Plan shall be entitled to receive within sixty (60) days following termination of employment, subject to satisfaction of the Release requirements set forth in Section 7 of this Plan in the case of the benefits described in (ii), (iii) and (iv) below:
(i)    the Accrued Benefits within ten (10) days following termination of employment;
(ii)    a single lump sum cash amount equal to the Group 2 Employee’s base salary in effect on the Effective Date, payable within sixty (60) days following termination of employment;
(iii)    a single lump sum cash amount of 100% of the Group 2 Employee’s annual target bonus amount in effect on the Effective Date, but such amount shall be increased by a multiple reflecting the months worked more than twelve months post-Closing (e.g., for 13 months of post-Closing employment, the bonus multiple will be 108.33%), payable within sixty (60) days following termination of employment; and
(iv)    Vesting of the Unvested Equity Awards (as defined below) held by the Group 2 Employee within sixty (60) days following termination of employment as follows:
(A)    For the purposes of this Section 4, the Company shall calculate the Group 2 Employee’s outstanding time-based RSUs that are unvested as of the Closing (the “Unvested RSUs”) and outstanding performance based restricted stock units that are unvested as of the Closing (calculated as set forth in the next sentence in this Section 4) (the “Unvested PRSUs” and together with the Unvested RSUs, the “Unvested Equity Awards”). For purposes of this Section 4, “Unvested PRSUs” means (i) for PRSUs, if any, held by a Group 2 Employee that are outstanding as of the Closing and for which the applicable performance metrics already have been measured, the resulting number of PRSUs that are then-subject to additional time-based vesting requirement plus (ii) for PRSUs, if any, held by a Group 2 Employee Participant that are outstanding as of the Closing and for which the applicable performance metrics have not yet been measured (including in the case of FY18 PRSUs, carryover amounts based on 3-year TSR achievement), the resulting number of PRSUs that are eligible to vest based on “target” level performance.
(B)    Fifty percent (50%) of the Unvested Equity Awards held by a Group 2 Employee shall vest (and be settled) upon termination of employment or such earlier date as required to satisfy the short-term deferral provisions of Section 409A, of the Code.
(b)    Group 2 Employees Not Listed on Appendix A. A Group 2 Employee (x) who remains employed by the Company through a specified transition period (to end no later than December 31, 2020) (whether or not terminated at the end of the transition period) or terminated by the Company without Cause (or upon death) prior to the end of such transition period (in either event, the “Group 2 Transition Period”), and (y) who is not employed by the Company on the Closing in a division referenced on Appendix A to this Plan shall be entitled to receive subject to satisfaction of the Release requirements set forth in Section 7 of this Plan in the case of termination of employment and in the case of benefits described in (ii), (iii) and (iv) below:
(i)    the Accrued Benefits, payable only in the case of termination of employment within ten (10) days following termination of employment;
(ii)    a single lump sum cash amount equal to the Group 2 Employee’s base salary in effect on the Effective Date, payable within sixty (60) days following the Group 2 Transition Period;
(iii)    A single lump sum cash amount of 100% of the Group 2 Employee’s annual target bonus amount in effect on the Effective Date, but such amount shall be increased by a multiple reflecting the months worked more than twelve months post-Closing (e.g., for 13 months of post-Closing employment, the bonus multiple will be 108.33%), payable within sixty (60) days following the Group 2 Transition Period; and
(iv)    vesting of the Unvested Equity Awards held by the Group 2 Employee as follows:
(A)    The Company shall calculate the Group 2 Employee’s outstanding Unvested Equity Awards in the same manner set forth in Section 4(a)(iv)(A) above.
(B)    Fifty percent (50%) of the Unvested Equity Awards held by a Group 2 Employee shall vest (and be settled) following the Group 2 Transition Period or such earlier date as required to satisfy the short-term deferral provisions of Section 409A, of the Code.
(C)    In addition to the benefits set forth in subparagraph (a) above, no later than March 15, 2021, the Group 2 Employee shall be entitled to receive the remaining Unvested Equity Awards (after reduction for the number of Unvested Equity Awards as determined pursuant to subparagraph (B) above), subject to the satisfaction of the following performance requirements (the “New Performance Shares”) as follows:
a.    75% of the New Performance Shares may be earned (i) 50% based on the highest Average Closing Price during the period beginning on August

20, 2019 and ending on December 31, 2020 and (ii) 50% based on the highest Average Closing Price during the period beginning on July 1, 2020 and ending on December 31, 2020, if in each case, such Average Closing Price is at or above share.
b.    100% of the New Performance Shares may be earned (i) 50% based on the highest Average Closing Price during the period beginning on August 20, 2019 and ending on December 31, 2020 and (ii) 50% based on the highest Average Closing Price during the period beginning on July 1, 2020 and ending on December 31, 2020, if in each case, such Average Closing Price is at or above share.
c.    125% of the remaining New Performance Shares may be earned (i) 50% based on the highest Average Closing Price during the period beginning on August 20, 2019 and ending on December 31, 2020 and (ii) 50% based on the highest Average Closing Price during the period beginning on July 1, 2020 and ending on December 31, 2020, if in each case, such average trading price is at or above share.
d.    150% of the remaining New Performance Shares may be earned (i) 50% based on the highest Average Closing Price during the period beginning on August 20, 2019 and ending on December 31, 2020 (ii) 50% based on the highest Average Closing Price during the period beginning on July 1, 2020 and ending on December 31, 2020, if in each case, such Average Closing Price is at or above share. For the avoidance of doubt, Group 2 Employee shall not be entitled to receive more than 150% of the New Performance Shares.
e.    Linear interpolation will apply between the trading prices set forth in subsections (a) through (c) above (but linear interpolation will not apply between prices set forth in subsections (c) through (d)).
(D)    Upon a Change in Control (as defined in the Symantec Corporation Executive Retention Plan), the number of remaining New Performance Shares that may be earned will be based on the greater of (x) the number of shares determined by the attainment of the stock price goals set forth in subsections (a) through (e) above, but based only on the price per share payable to stockholders in connection with the Change in Control rather than on the Average Closing Price in subsections (i) or (ii) of subsections (a) through (d) of subsection 4(b)(iv)(C), as the case may be, or (y) 100% of the remaining Unvested Equity Awards referred to in this subsection 4(b)(iv)(D), if greater.
(E)    The share price thresholds for attainment of the share price goals set forth in subsections (a) through (d) above shall be adjusted to take account of extraordinary dividends or other payments to stockholders, if any, as a result of the Purchase Agreement consistent with section 2.2 of the Symantec Corporation 2013 Equity Incentive Plan (the “Equity Plan”) and the treatment of other holders of restricted stock units or options under the Equity Plan or any other equity plan.
(F)    The Committee will certify the achievement of the share price metrics and the resulting number of the New Performance Shares eligible to vest.

(G)    Any portion of any Unvested Equity Awards that do not vest pursuant to the provisions of this Section 4 shall be forfeited.
5.    Definitions.
(a)    “Average Closing Price” shall mean the average reported closing price of the Company’s common stock for any period of twenty consecutive trading days within the relevant measurement period.
(b)    “Board” means the Company’s board of directors or, if so designated by the Board for purposes of administering this Plan, a committee of the Board.
(c)    “Cause” means any or all of the following: (i) failure to perform, to the reasonable satisfaction of the Company, the employee’s duties and/or responsibilities, as assigned or delegated by the Company (ii) commission of a felony or crime of moral turpitude, including but not limited to embezzlement or fraud (iii) material breach of the terms of the employee’s employment agreement, confidentiality and intellectual property agreement or any other agreement by and between employee and the Company (iv) commission of any act of dishonesty, misconduct or fraud in any way impacting the Company, its clients, or its affiliates; (v) any misconduct which brings the Company into disrepute, including conduct that injures or impairs the Company’s business prospects, reputation or standing in the community; (vi) violation of Company policies, including, without limitation, any violation of the Company’s Code of Conduct and Global Workforce Inclusion Policies; provided, however, that the Company shall allow employee a reasonable opportunity (but not in excess of 10 calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (i), (iii), or (vi) above, if curable in the Company’s determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable.
(d)    “Change in Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (iv) individuals who, as of the date of adoption of this Plan, constitute the Board of Directors (this body, the “Board,” and these members constituting, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of adoption of this Plan, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board; provided that, in each cases (i)-(iv) of this definition, a transaction or series of transactions shall only constitute a Change in Control if it also satisfies the requirements of a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii).

(e)     “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Committee” means the Compensation and Leadership Development Committee of the Board.
(g)    “Consumer Employee” means each employee of the who is primarily dedicated to the Consumer Cyber Safety Business of the Company.
(h)    “Cyber Security Safety Business” means (i) the Cyber Safety segment (as such segment is described in the Company’s Form 10-K for the year ended March 29, 2019) (including the audited financial statements and footnotes thereto, of the Company that provides cyber safety solutions under the Norton LifeLock brand to assist consumers in protecting their devices, online privacy, identities, and home networks and (ii) the ID Analytics business of the Company.
(i)    “Group 2 Transition Period” means the period of time from the Closing through December 31, 2020 or such earlier termination of employment other than for Cause or by reason of the Eligible Participant’s death.
6.    Golden Parachute Taxes. In the event that the benefits provided for in this Plan or otherwise payable to an Eligible Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then, the Eligible Participant’s benefits under this Plan shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Eligible Participant on an after-tax basis, of the greatest amount of benefits under this Plan, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code.
7.    Release Requirement for Certain Severance & Acceleration. Except as provided in Section 3 and 4, the receipt of any severance payment or equity acceleration payable an Eligible Participant pursuant to Sections 3 or 4 will be subject to the Eligible Participant signing a release of claims that is satisfactory to the Company (a “Release”) and satisfying all conditions to make the Release effective and irrevocable by no later than sixty (60) days after the applicable date of the termination of employment.
8.    Administration. This Plan will be administered by the Committee. Subject to the general purposes, terms and conditions of this Plan, the Committee will have full power to implement this Plan. Any determination made by the Committee with respect to any Award will be made in its sole discretion, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final, binding and conclusive on the Company and on all Eligible Participants.
9.    Miscellaneous Provisions.
(a)    Section 409A. To the extent that (i) any payments to which the Eligible Participant becomes entitled under this Plan in connection with a separation from service constitute nonqualified deferred compensation subject to Section 409A of the Code, and (ii) the Eligible Participant is deemed at the time of the separation from service to be a specified employee (as such term is defined in U.S. Treasury Regulation 1.409A-1(i)), then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six-month period measured from the date of the Eligible Participant’s separation from service with the Company, or (B) the Eligible Participant’s date of death following such separation from service; provided, however, that such delay shall only be effected to the extent required to avoid adverse tax treatment to the Eligible Participant, including (without limitation) the additional twenty percent (20%) tax for which the Eligible Participant would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such delay. Upon the expiration of the applicable delay period, any payments which would have otherwise been made during that period in the absence of this paragraph shall be paid to the Eligible Participant or his or her beneficiary in one lump sum (without interest). The provisions of this Plan are intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. If any provision of this Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A of the Code, and for any payments where such construction is not tenable, that those payments comply with Section 409A of the Code to the maximum permissible extent. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A of the Code, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code. Payments pursuant to this Plan (or referenced in this Agreement) are intended to constitute separate payments for purposes of U.S. Treasury Regulation 1.409A-2(b)(2).
(b)    Other Severance and Acceleration Arrangements. Except as otherwise specified herein, this Plan represents the entire agreement between Eligible Participant and the Company with respect to any and all severance arrangements and vesting acceleration arrangements and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between Eligible Participant and the Company relating to the subject matter hereof as may be set forth under any and all prior agreements governing any employment agreement, severance agreement, offer letter, equity grant or programs and plans which were previously offered by the Company to Eligible Participant, including, but not limited to, as applicable, the Symantec Corporation 2013 Equity Incentive Plan, the Blue Coat, Inc. 2016 Equity Plan, the Batman Holdings, Inc. Amended and Restated 2015 Stock Plan, the FireGlass Ltd. 2015 Share Incentive Plan, the LifeLock, Inc. 2012 Incentive Compensation Plan, the Accezz.io Ltd. Share

Incentive Plan, the Skycure Ltd. Option Grant Agreement, the Skycure Ltd. 2019 Equity Incentive Plan and the Symantec Corporation Severance Plan, the Symantec Corporation Retention Plan, the Symantec Corporation Executive Severance Plan and the Symantec Corporation Executive Retention Plan, and Eligible Participant hereby waives the Eligible Participant’s rights under all such other arrangements after the Effective Date provided that the Plan shall terminate and all prior plans and arrangements shall remain in effect if the Closing does not occur on or before March 1, 2020.
(c)    All Awards Subject to Company Clawback or Recoupment Policy. All benefits shall be subject to clawback, recoupment or forfeiture employee as provided under any clawback, recoupment or forfeiture policy adopted by the Board or required by law. Such clawback, recoupment or forfeiture policy, in addition to any other remedies available under applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.
(d)    Arbitration. Except for any claim for injunctive relief arising out of a breach of a Party’s obligations to protect the other’s proprietary information, the Parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other Party. The arbitrator’s decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.
(e)    Amendment; Waiver. The Board may at any time terminate or amend this Plan in any respect; provided, however, that an Eligible Participant’s participation herein will continue to be governed by the version of this Plan in effect at the time such individual becomes an Eligible Participant. In any event, no termination or amendment of this Plan may adversely affect any Eligible Participant’s rights hereunder without the consent of the Eligible Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule. No waiver by the Company of any breach by any Eligible Participant of, or of compliance with, any condition or provision of this Plan will be considered a waiver by the Company of any other condition or provision or of the same condition or provision at another time.
(f)    Withholding Taxes. All payments made under this Plan will be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Plan will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h)    No Retention Rights. Nothing in this Plan will confer upon Eligible Participant any right to continue in employment with or other service to the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of Eligible Participant, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
(i)    Choice of Law. The validity, interpretation, construction and performance of this Plan will be governed by the laws of the State of California (other than their choice-of-law provisions).